EXHIBIT 10.66

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as May 14, 2008, but effective as of May 15, 2008 (the “Effective Date”), by and between NationsHealth, Inc., a Delaware corporation (the “Company”), and Bryan Happ (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Employee as Executive Vice President and Chief Financial Officer, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. SCOPE OF EMPLOYMENT

(a) The Company hereby agrees to employ the Employee, upon the terms and conditions herein set forth, to perform such duties as may be determined and assigned to the Employee by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “CEO”). The Employee hereby accepts such employment, subject to the terms and conditions herein set forth. The Employee shall have the initial title of Executive Vice President and Chief Financial Officer and shall report to the Chief Operating Officer (“COO”) or such other officer as the CEO reasonably selects. While serving as Executive Vice President and Chief Financial Officer, the Employee shall have the customary duties and authority of such position. The Employee shall not be employed by any other organization during the term of this Agreement.

(b) By executing this Agreement, each party represents to the other that it is authorized to enter into this Agreement and that it is not under any legal restriction or other impediment that would prevent it from fully discharging its responsibilities and obligations under this Agreement. Without limiting the representation in the preceding sentence, the Employee acknowledges that the Company contracts with agencies of the federal government and of certain state governments, and the Employee confirms that, to the best of the Employee’s knowledge, the Employee’s prior conduct and previous employment will not prevent the Employee from providing the services contemplated by this Agreement or impair the Company’s ability to comply with or enter into such government contracts.

2. TERM

(a) The Employee’s employment under this Agreement shall be for a three-year term beginning on the Effective Date until May 15, 2011 (“the Term”). The Term shall automatically renew thereafter for successive one-year periods beginning on the third anniversary and each subsequent anniversary of the Effective Date (each renewal term also a “Term” for the purposes of this Agreement), unless: (i) the Company provides written notice of non-renewal to the Employee at least one hundred and twenty (120) days before the next renewal date, or (ii) the Employee provides written notice of non-renewal to the Company at least one hundred and twenty (120) days before the next renewal date.

(b) The Agreement may be terminated before the end of the current Term as follows:

(i) by the Company for Cause (as hereinafter defined);

(ii) by the Company without Cause. For purposes hereof, Employee shall be deemed terminated by the Company without Cause if the Employee terminates employment for Good Reason (as hereinafter defined);

(iii) in the event of the Company’s dissolution or liquidation;

(iv) by the Employee for any reason;

(v) in the event of the death of the Employee; or

(vi) in the event of the Disability of the Employee (as hereinafter defined).

(c) For purposes hereof, “Cause” shall mean, and be limited to, the following: (i) the Employee’s willful commission of acts of dishonesty in connection with the Employee’s position; (ii) the Employee’s willful failure or refusal to perform the essential duties of the Employee’s position or to adhere to any written Company policy; (iii) the Employee’s conviction of, or plea of guilty or nolo contendere to, (x) a felony, or (y) a misdemeanor involving fraud, dishonesty, embezzlement, or theft; or (iv) the Employee’s breach of the representation in Section 1(b) or of any of the provisions contained in Section 7 of the Agreement. The Company shall provide the Employee with written notice describing any event or condition that gives the Company Cause for termination. If, with the agreement of the Board or the CEO (which shall not be unreasonably withheld), the Employee cures an event described in clause (ii) or (iv) within thirty (30) days after receiving such notice, there shall be no termination for Cause.

(d) For purposes hereof, the term “Good Reason” shall mean any one or more of the following events unless the Employee specifically agrees in writing that such event shall not be Good Reason:

(i) the assignment to Employee by the Board of Directors or COO of duties materially inconsistent with the duties associated with the position described in Section 1(a);

(ii) a material change in the nature or scope of Employee’s authority from those applicable to him as Executive Vice President and Chief Financial Officer;

(iii) material acts or conduct on the part of the Company or its officers and representatives which have as their purpose forcing the resignation of the Employee or preventing the Employee from performing the Employee’s duties and responsibilities pursuant to this Agreement;

(iv) a material breach by the Company of any material provision of this Agreement (including, but not limited to, failure of the Company to pay any amount, or to provide any benefit, pursuant to the provision of Sections 3 and 4 hereof); or

(v) the Employee’s involuntary termination without Cause or Employee’s voluntary termination for any reason on or after a Change in Control (as hereinafter defined).

The Employee shall provide the Company with written notice describing any event or condition that gives the Employee Good Reason for termination. If the Company cures the same within thirty (30) days after receiving such notice, there shall be no termination for Good Reason.

(e) For purposes hereof, the term “Disability” shall mean the inability of the Employee, due to illness, accident, or any other physical or mental incapacity, to perform the Employee’s duties in a normal manner for (i) a period of four (4) consecutive months or (ii) six (6) months (with each month being composed of 31 consecutive days) during any twelve (12) consecutive month period. The Disability of the Employee shall be determined by a medical doctor approved by the Company. The Employee shall submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Employee hereby authorizes the disclosure and release to the medical doctor of all supporting medical records.

(f) In the event of a termination of the Agreement for a reason other than death or Disability, the Employee agrees to cooperate with the Company in order to ensure an orderly transfer of the Employee’s duties and responsibilities.

3. COMPENSATION

(a) Intentionally Omitted.

(b) Annual Salary. The Company agrees to pay the Employee, and the Employee agrees to accept, in payment for services to be rendered by the Employee hereunder, a minimum base salary of $250,000.00 per annum (the “Annual Salary”). The Annual Salary shall be payable in equal periodic installments, not less frequently than monthly, less such sums as may be required to be deducted or withheld under the provisions of federal, state or local law. The Company agrees to review the Annual Salary once a year (or at such other time as the Company and Employee mutually agree), for adjustment based on the Employee’s performance; provided, however, that (i) failure on the part of the Company to make such annual review shall not constitute breach of this Agreement; and (ii) no such adjustment shall be effective to reduce the Annual Salary below $250,000.00 per annum. For all purposes under this Agreement, the term “Annual Salary” shall refer to the Employee’s base salary as in effect from time to time.

(c) Annual Bonus. In addition to the Employee’s salary, the Employee shall be eligible to receive an annual bonus if performance goals established by the Company are satisfied. The Employee’s annual bonus opportunity may be provided under the terms of an annual incentive compensation plan administered on behalf of the Company or by the independent directors who are members of the compensation committee of the Board (the “Compensation Committee”).

(d) Equity Compensation Plan. Employee shall be considered for equity compensation awards as determined by the Compensation Committee or its delegate.

4. FRINGE BENEFITS, REIMBURSEMENT OF EXPENSES, ETC.

(a) The Employee shall be entitled to paid vacation, holidays, and sick leave benefits in accordance with the Company’s policies for employees of similar rank and tenure.

(b) The Employee and the Employee’s family shall be entitled to medical insurance and Employee shall be entitled to life and disability insurance from the Company in accordance with the Company’s policies. Such coverages shall be fully paid by the Company.

(c) The Company agrees to pay up to $10,000 per year toward premiums or to reimburse the Employee for premiums for life or disability, as directed by Employee.

(d) Except as provided in Section 15, the Company agrees to pay, or promptly reimburse the Employee for, any reasonable and necessary expense incurred by the Employee in performing the Employee’s duties for the Company during the Term of this Agreement; provided, however, that the Employee furnishes appropriate documentation for such expenses in accordance with the Company’s practices and procedures.

(e) The Employee shall be entitled to participate in such retirement plans, if any, as the Company offers to employees of similar rank and tenure, both defined contribution and defined benefit, qualified and non-qualified, in accordance with the Company’s policies.

5. TERMINATION BENEFITS

In addition to the benefits described under the Agreement that survive the expiration or termination of the Agreement, the following benefits will be paid on account of the expiration or termination of the Agreement for the following reasons:

(a) Upon termination of the Employee’s employment by the Company for Cause pursuant to Section 2(b)(i), by the Employee for other than Good Reason or upon the Employee’s death, or by either party through non-renewal at the end of the current Term, the Company shall pay to the Employee or the Employee’s beneficiaries, as the case may be, immediately after the date of termination, an amount equal to the sum of the Employee’s accrued Annual Salary and any bonus that has been awarded and approved for payment to the Employee, but only to the extent that such Annual Salary and bonus (i) have been fully earned but not yet paid, and (ii) are not subject to a deferral election or deferral requirement that has become irrevocable (collectively, the “Accrued Compensation”). Any Annual Salary or bonus that is subject to an irrevocable deferral election or requirement shall be paid in accordance with the terms of the deferred compensation arrangement.

(b) Upon termination of the Employee’s employment (x) by the Company without Cause or for Disability or (y) by the Employee for Good Reason, Employee shall be entitled to the Employee’s Accrued Compensation (as defined in Section 5(a)). Upon execution of a general release agreement in a form reasonably acceptable to the Company, in addition to the Accrued Compensation, Employee shall be entitled to all of the following benefits:

(i) Unless the Employee is a “specified employee” within the meaning of section 409A of the Internal Revenue Code (determined using any identification date designated by the Company in accordance with section 409A), the Company shall pay to the Employee, commencing immediately after the date of termination, a continuation of the Employee’s Annual Salary for twelve months, paid in accordance with the Company’s normal payroll cycles (as in effect on the Employee’s termination date).  If the Employee is a “specified employee” within the meaning of section 409A, the Company shall make severance payments equal to twelve months’ Annual Salary, as follows:

(A)	on the first regular pay date following the six-month anniversary of the date of termination, the Company shall provide to the Employee a lump-sum payment in an amount equal to six months’ Annual Salary; and

(B)	in accordance with the Company’s standard payroll practices, the Company shall provide the Employee with continuation of his Annual Salary for six months, starting on the first regular pay date following the six-month anniversary of the date of termination.

(ii) The Company shall continue the Employee and the Employee’s family’s medical coverage described in Section 4(b), above, at the expense of the Company, during the 12-month period that the Employee and his family are eligible to receive coverage under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); commencing immediately after the date of termination; provided, however, that such Company-paid medical coverage shall immediately terminate if the Employee becomes covered (either before or after the date of the Employee’s termination from the Company) by another employer group health plan or by Medicare. When the Company-paid medical coverage described in the preceding sentence terminates at or before the end of the 12-month period commencing immediately after the date of termination, the Employee and any qualified beneficiary may continue group health coverage for the remainder, if any, of the period during which the Employee or the Employee’s beneficiaries are eligible to receive coverage under the COBRA, provided that the Employee or qualified beneficiary pays the applicable COBRA premium for such coverage.

(iii) the Company shall fully vest any outstanding stock options or restricted stock previously granted to the Employee.

(c) If the Employee is still employed by the Company upon a Change in Control, at the time of the Change in Control, the Company shall fully vest any outstanding stock options or restricted stock previously granted to the Employee, regardless of whether the Employee’s employment with the Company terminates after the Change in Control.

(d) For purposes of this Agreement, a “Change in Control” means any of the following events:

(i) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than RGGPLS, a subsidiary of the Company, or any employee benefit plan (or any related trust) of the Company or a subsidiary of the Company, becomes, after August 30, 2004, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 75% or more of the common stock of the Company; or

(ii) approval by the majority of the stockholders of the Company of either of the following and consummation of same:

(A)	a merger, reorganization, consolidation, business combination or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of the common stock and the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Merger in substantially the same proportions as immediately before such Merger, or

(B)	a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(iii) Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Employee agrees in writing that such event shall not constitute a Change in Control.

(e) If this Agreement is terminated because of Employee’s death, any outstanding unvested grants of restricted stock shall be fully vested.

(f) The Company’s obligations under this Section 5 shall survive the expiration or termination of this Agreement.

6.	COMPLIANCE WITH CODE SECTION 409A. This Agreement is intended to comply with the applicable requirements of Code section 409A and its corresponding regulations and related guidance, and shall be administered in accordance with section 409A to the extent section 409A applies. Notwithstanding anything in this Agreement to the contrary, to the extent that Code section 409A applies to payments under Section 5, or any other section, of this Agreement, such payments may only be made in a manner permitted by section 409A.

7.	NONDISCLOSURE, INTELLECTUAL PROPERTY PROTECTION NON-SOLICITATION AND NON-COMPETE OBLIGATION

(a) Definitions of Protectible Information

(i) “Intellectual Property” means all rights, title, and interests of every kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including without limitation any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations, properties, and any documentation or other memorialization containing or relating to the foregoing, in each case discovered, invented, created, written, developed, taped, filmed, furnished, produced, or disclosed by or to Employee in the course of rendering services to the Company shall, as between the parties hereto, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and the Employee and the Employee’s successors and assigns shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. The Company shall have all rights, title and interest in such Intellectual Property, whether such Intellectual Property is conceived by Employee alone or with others and whether conceived during regular working hours or other hours.

(ii) “Confidential Information” means any and all knowledge and information relating to the business and affairs of the Company, its products, processes and/or services and its customers, prospects, suppliers, creditors, shareholders, contractors, agents, consultants and employees (“Related Persons”), that is or is intended by any of them to be of a confidential nature, including, but not limited to, any and all knowledge and information relating to products, research, development, inventions, manufacture, purchasing, accounting, finances, costs, profit margins, marketing, merchandising, selling, customer lists, customer requirements, salary and personnel, pricing, pricing methods, computer programs and software, databases and data processing and any and all other such knowledge, information and materials conceived, designed, created, used or developed by or relating to the Company or any Related Person. However, Confidential Information does not include any information that may be in the public domain or come into the public domain not as a result of a breach by the Employee of any of the terms or provisions of this Agreement.

(b) Employee Acknowledgements.

(i) The Employee acknowledges that: (a) during the Term and as a part of the Employee’s employment, the Employee shall be afforded access to Confidential Information and Intellectual Property (as defined herein); (b) public disclosure or utilization of such Confidential Information or Intellectual Property could have an adverse effect on the Company and its business; and (c) the non-disclosure provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information or Intellectual Property.

(ii) The Employee acknowledges that: (a) the Company’s business is national in scope and its products are marketed throughout the United States; (b) the Company competes with other businesses that are or could be located in any part of the United States; (c) the Company provides resources and training to the Employee on its products and processes that is available only to employees and cannot be acquired outside of the Company; and (d) the non-compete and non-solicitation provisions of this Agreement are reasonable and necessary to protect the Company’s goodwill with its customer base, its investment in its employees and its interests in its Intellectual Property and Confidential Information.

(c) Obligations Regarding Intellectual Property.

(i) The Employee acknowledges and agrees that all copyrightable works included in the definition of Intellectual Property shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company is to be the “author” within the meaning of the Act. The Employee acknowledges and agrees that all Intellectual Property is the sole and exclusive property of the Company. In the event that title to any or all of the Company’s Intellectual Property does not or may not, by operation of law, vest in Company, the Employee hereby assigns to Company, all of the Employee’s rights, title and interests in all Intellecutal Property and all copies relating to such Intellectual Property, in whatever medium fixed or embodied, and in all writings relating thereto in the Employee’s possession or control. The Employee expressly waives any rights in any Intellectual Property or any such work made for hire.

(ii) The Employee agrees not to file any patent, copyright or trademark applications relating to any Intellecutal Property. The Employee agrees to assist the Company whether before or after the termination of employment, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company’s rights in its Intellecutal Property by performing promptly all acts and executing all documents deemed necessary or convenient by the Company.

(iii) If the Company is unable, after duly reasonable effort, to secure the Employee’s signature on any such documents, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by the Employee.

(d) Obligations Regarding Confidential Information.

(i) During the Term and thereafter, the Employee agrees that the Employee will not: (a) use or permit the use of any Confidential Information, however acquired, except as necessary within the scope of employment with the Company to perform the Employee’s duties; (b) duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information, except as necessary in connection with the Employee’s employment with the Company; or (c) disclose or permit the disclosure of any Confidential Information to any person outside the Company, without the prior written consent of the President or CEO of the Company.

(ii) The Employee acknowledges that the Company owns all rights, title and interest in and to the Confidential Information. The Employee acquires hereunder no rights, title or interest in any Confidential Information.

(iii) The Employee agrees that the Employee shall not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Company), any Confidential Information or Company property (e.g., computers, cell phones, memoranda, office supplies, software, etc). Upon termination of this Agreement by either party, or upon the request of the Company during the Term, the Employee shall return to the Company all of the Confidential Information and Company property in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies of such items. Upon request, the Employee will execute a sworn statement attesting that the Employee has complied with all of the terms of this provision.

(e) No Outstanding Obligations. The Employee hereby represents and warrants that: (a) the Employee’s performance of the terms of this Agreement and as an employee of the Company will not breach any confidentiality or other agreement that the Employee entered into with former employers or other entities, and (b) the Employee is not bound by any agreement, either oral or written, that conflicts with this Agreement.

(f) Covenant Not to Compete. The Employee hereby agrees that, during the Term and for a period of one (1) year following the termination of the Employee’s employment with the Company (the “Post-Employment Restricted Period”), the Employee shall not engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, lend the Employee’s name to, lend the Employee’s credit to or render services or advice to any business that competes with the business then being conducted by the Company or that had been conducted by the Company within the prior twelve (12) months, provided, however, that the Employee may purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(g) Non-Solicitation. The Employee agrees that, during the Term and for the Post-Employment Restricted Period, the Employee shall not, directly or indirectly, solicit business of the same or similar type being carried on by the Company during the Employee’s employment with the Company from any person or entity that was a customer of the Company during the Employee’s employment with the Company, where the Employee either had personal contact with such person or entity during and by reason of the Employee’s employment with the Company or supervised the individual(s) who had responsibility for maintaining the customer’s relationship with Company.

(h) No Raiding. The Employee agrees that, during the Term and for the Post-Employment Restricted Period, the Employee shall not, directly or indirectly, solicit, recruit, employ or otherwise engage as an employee, independent contractor or advisor or attempt to solicit, recruit, employ or otherwise engage as an employee, independent contractor or adviser, any person who is or was an employee or independent contractor of the Company at any time during the Employee’s last twenty-four (24) months of employment with the Company, or in any manner induce or attempt to induce any person who is or was an employee or independent contractor of the Company during the Employee’s last twenty-four (24) months of employment with the Company to terminate that person’s relationship with the Company.

(i) Non-Disparagement. The Employee hereby agrees that the Employee will not directly or indirectly disparage the Company or disseminate, or cause or permit others to disseminate, negative statements regarding the Company or any other employee, officer, director or agent of the Company. Notwithstanding the foregoing, the Employee is not hereby barred or restricted from exercising any right of speech or expression protected by applicable federal, state or local law from restriction by the Company.

(j) Employment Relationship. Nothing in this Agreement shall be construed to prevent Employee from seeking or holding employment or a consulting relationship after Employee’s term of employment, with any person, firm, corporation, or other entity, which is not in competition with the business of the Company as defined in this Section 7 of the Agreement.

8. ENFORCEMENT AND REMEDIES

(a) Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Employee and the Company consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Company’s goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and the Employee consider the restrictions contained in Section 7 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable against the Employee, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(b) Remedies; Survival. The parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by the Employee of any provision of Section 7, and agree in the event of such breach that the Company may obtain temporary and permanent injunctive relief restraining the Employee from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 7, or for any breach or threatened breach of any other provision of this Agreement. The obligations contained in Section 7 shall survive the termination or expiration of the Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(c) Arbitration. The parties agree that any claim, controversy, or dispute between Employee and the Company (including without limitation Company’s affiliates, officers, employees, representatives, or agents) arising out of or relating to this Agreement, other than a dispute concerning the breach or threatened breach of Section 7 of this Agreement, shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by the Employee, (b) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render their decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Any arbitration award shall be final and binding upon the parties, and any court having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by Employee, including without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations pertaining to Employee’s employment or the termination of Employee’s employment.

9. WITHHOLDING

The Company shall withhold such amounts from any compensation or other benefits payable to the Employee under this Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

10. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them, including that certain Employment Agreement between the Company and the Employee dated March 31, 2006. All previous oral or written agreements between the parties hereto shall be deemed to have been completely fulfilled by both parties and shall be superseded by this Agreement. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

11. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets, or similar reorganization. In no event may the Employee assign any duties or obligations under this Agreement. It is expressly agreed for purposes of this Agreement that the spouse and children of the Employee shall be third-party beneficiaries of the Employee under this Agreement and shall be entitled to enforce the rights of the Employee hereunder in the event of the Employee’s death or Disability.

12. CONTROLLING LAW

The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Florida. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

13. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14. HEADINGS

The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof.

15. INDEMNIFICATION

The Company shall indemnify and hold the Employee harmless from and against all claims, investigations, actions, awards, and judgments, including costs and attorneys’ fees, incurred by the Employee in connection with acts or decisions made by the Employee in good faith in the Employee’s capacity as an Employee of the Company, so long as the Employee reasonably believed that the acts or decisions were in the best interests of the Company and (with respect to any criminal action) the Employee had no reason to believe the Employee’s conduct was unlawful. The Company further agrees to pay the reasonable expenses of private counsel or investigators incurred in representing the Employee in any audit, inquiry, regulatory review, or similar action or proceeding covered by this indemnification. The Company shall not settle any Claim or action or pay any award or judgment against the Employee without the Employee’s prior written consent, which shall not be unreasonably withheld. The Company may obtain coverage for the Employee under an insurance policy covering the employees of the Company against claims set forth herein if such coverage is possible at a reasonable cost, provided, however, it is understood and agreed that the Company’s obligation to indemnify the Employee as set forth in this Section 15 shall not be affected by the Company’s ability or inability to obtain insurance coverage.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

WITNESS:	NATIONSHEALTH INC.
	By:	/s/ Glenn M. Parker

Glenn M. Parker, M.D. Chief Executive Officer
WITNESS:
	By:	/s/ Bryan Happ

Bryan Happ